Exhibit 23.1.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-107545 of American Home Mortgage Investment Corp. on Form S-4 of our report dated March 6, 2003 (March 13, 2003 as to Note 13) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for derivative financial instruments to conform to Statement of Financial Accounting Standards No. 133) appearing in the Annual Report on Form 10-K of Apex Mortgage Capital, Inc. for the year ended December 31, 2002 and to the reference to us under the headings “Experts” and “Selected Historical Financial Data” in the Prospectus, which is part of this Registration Statement.

/S/    DELOITTE & TOUCHE LLP

Los Angeles, California

October 23, 2003